Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Schering-Plough Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment, SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes) and the effectiveness of Schering-Plough Corporation and subsidiaries’ internal control over financial reporting dated February 29, 2008, appearing in the Annual Report on Form 10-K/A of Schering-Plough Corporation and subsidiaries for the year ended December 31, 2007, and our report dated June 27, 2008, appearing in the Annual Report on Form 11-K of Schering-Plough Corporation Employees’ Savings Plan for the year ended December 31, 2007.
/s/ Deloitte & Touche
Parsippany, New Jersey
September 17, 2008